Exhibit 10.1



ASBURY AUTOMOTIVE TAMPA, L.P.

March 18, 2005

Jeffrey Wooley
4636 N. Dale Mabry Hwy.
Tampa, Florida 33614

Dear Mr. Wooley:


         We are pleased that you have agreed to provide your services to Asbury Automotive Tampa, L.P. (the "Company") in the capacity as Chairman. This Letter Agreement sets forth the agreed upon amendments and modifications to your existing employment agreement with the Company dated September 1, 2003 (the "September 2003 Agreement"). The modifications and amendments to the September 2003 Agreement as set forth in this Letter Agreement shall be deemed effective March 31, 2005, (the "Effective Date").


         1. Satisfaction of Obligations under September 2003 Agreement. The Company agrees to pay you, and you agree to accept the sum of, $500,000.00, which amount you agree satisfies any and all monetary and non-monetary obligations the Company (or any parent, affiliate or subsidiary thereof) may have owed you under the terms of the September 2003 Agreement, said payment to be made on or before March 31, 2005. All authorized deductions required or permitted by state and federal law shall be deducted from the payment made to you under this Paragraph 1.

         2. Term of Employment. You and the Company (collectively, "the parties") agree that Paragraph 2 of the September 2003 Agreement is deleted in its entirety and replaced with the following:

                  2(a) Term of Employment. The employment of Executive pursuant hereto shall commence on the Effective Date and shall remain in effect for an initial term expiring on the fifth anniversary of the Effective Date (the "Term") unless sooner terminated pursuant to the provisions of Section 6 hereof.

                  2(b) Position and Responsibilities of Executive. During the Term, Executive will be employed by the Company in the position of Chairman. As Chairman, Executive will be expected to provide general advice regarding the operations of the Company, as well as such additional responsibilities as may be reasonably assigned from time to time. Executive agrees and recognizes that, in his capacity as Chairman, Executive is not an officer or director of the Company and has no independent authority to conduct business on behalf of or to enter into any agreement that may be legally binding on the Company or any of its parents, affiliates or subsidiaries. Notwithstanding the foregoing, the terms of Executive's employment will not require him to spend any period of time in excess of three days away from the businesses operated or owned by the Company other than in connection with incidental or routine trips. In Executive's position as Chairman, he agrees to devote all such skill, knowledge and working time as reasonably required to carry out his obligations under this agreement, which parties acknowledge shall not constitute full time employment.

         3. Compensation. The parties agree that Paragraph 3 of the September 2003 Agreement is deleted in its entirety and replaced with the following:

                  3. Compensation. During the Term, the Company shall pay Executive an annual salary in the amount of $100,000.00. All authorized deductions required or permitted by state and federal law shall be deducted from all payments made to Executive under this Paragraph 3. In addition, all payments made under this Paragraph 3 shall be paid in accordance with the Company's normal payroll procedures. The parties agree that, other than the compensation set forth in this Paragraph 3, no further compensation shall be paid by the Company to Executive during the Term.

         4. Benefits and Perquisites. The parties agree that the following paragraphs shall be added to Paragraph 4 of the September 2003 Agreement:

                  (g) Office. The Company will permit Executive to use an office located at one of its dealerships located in the Tampa area.

                  (h) Executive Assistant. The Company will employ a part-time executive assistant at a base salary of $40,000 per year, plus those benefits that similar employees of the Company may be eligible to receive and/or participate in, subject to the terms and eligibility requirements of the controlling benefit plan(s) document(s).

         5. Termination of Employment. The parties agree to the following amendments to Paragraph 6 of the September 2003 Agreement:

                  a. Termination by Executive. The parties agree that the reference to a bonus in Paragraph 6(d)(iii) of the September 2003 Agreement is deleted.

                  b. Payments Upon Certain Terminations. The parties agree that the following clause in Paragraph 6(f)(i)(A) will be deleted in its entirety:
"plus any performance-based cash bonus for the portion of any calendar year preceding Executive's Date of Termination as the Board in its sole discretion determines to have been earned by Executive". The parties also agree that Paragraph 6(f)(i)(B) of the September 2003 Agreement is deleted in its entirety and replaced with the following:

                  6(f)(i)(B) In addition, if the Executive's employment has been terminated by the Company without Cause or by Executive for Good Reason, Executive shall continue to receive the benefits set forth in Section 4 through the fifth anniversary date of the Effective Date. Further, in the event Executive's employment is terminated prior to the end of the Term, Executive may elect to continue to participate in the Company's medical insurance plan until the earliest of (i) Executive's becoming eligible for coverage under a similar plan of a subsequent employer; (ii) the Company's failing to obtain coverage for Executive under such plan with the applicable insurer of such plan; provided, however, that this clause (ii) shall not apply if the plan is self insured (and to the extent the Company only insures the plan through catastrophic stop-loss insurance, the plan shall be deemed to be self insured for purposes of this Section); further provided, however, that the Company shall use its commercially reasonable best efforts to obtain coverage for Executive under such plan with the applicable insurer of such plan if the Company maintains such plan as an insured plan; (iii) such arrangement becoming prohibited by law or regulation; provided, however, that in such event, Executive's election to continue to participate in the Company's medical insurance plan shall be limited only to the extent necessary to comply with such law or regulation; and (iv) Executive's failure to comply with the payment requirements of this Section (other than an inadvertent failure to timely make such payments). From the Date of Termination through the end of the Term, Executive shall be entitled to participate in the Company's medical insurance plan at the contribution rate in effect as of the Date of Termination. Thereafter, Executive shall be entitled to continue to participate in the Company's medical insurance plan (subject to (i)-(iv) herein) and shall be responsible for the full cost of such medical insurance coverage, which shall be billed at the Company's COBRA rate for such coverage as in effect from time to time (which may change from time to time to reflect changes in the cost of coverage) and which shall be payable in the same manner as the Company requires for COBRA payments generally. Notwithstanding the foregoing, this Section shall not apply (A) in the event Executive is terminated for Cause or voluntarily resigns or (B) following Executive's failure at any time to elect to continue such participation in the Company's medical insurance plan.

                  c. Termination Upon Death or Disability. The parties agree that Paragraph 6(f)(ii) of the September 2003 Agreement is deleted in its entirety, provided, however, that in the event of Executive's death or Disability as set forth in Paragraph 6(a) of the September 2003 Agreement, the Company agrees to pay Executive's full base salary through the Date of Termination and, in the event of Executive's Disability, agrees to permit Executive to continue to participate in the Company's medical insurance plan, at the contribution rate in effect as of the Date of Termination, through the end of the Term, subject to the terms and conditions of the plan document(s). At the end of the Term, Executive will be offered the opportunity to continue his existing benefit coverages subject to the terms and conditions of the plan document(s) and as may be provided by prevailing federal and/or state law.

         d. Termination for Cause or Voluntary Termination by Executive. The parties agree that the following clause in Paragraph 6(f)(iii) will be deleted in its entirety: "and Executive shall not be paid any incentive compensation cash bonus for the portion of the calendar year preceding Executive's Date of Termination".

          6. Miscellaneous. The parties agree that the following clause in Paragraph 15(g)(A) of the September 2003 Agreement will be deleted in its entirety and replaced with the following:

               (A) if to the Company, to it: c/o Asbury Automotive Group, Inc. 622 Third Avenue, 37th Floor New York, New York 10017 Attention: President and CEO Telefax: (212) 297-2647

          7. Entire Agreement, Amendment and Assignment. The September 2003 Agreement, as modified and amended by this Letter Agreement, constitutes the sole agreement between Executive and the Company and supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of the September 2003 Agreement or this Letter Agreement shall be binding unless in writing and signed by both executive and the Company, and agreed to in writing by the Chief Executive Officer of Asbury Automotive Group, Inc. or such officer of the Company as may be specifically designated by the board. No waiver of any rights under the September 2003 Agreement or this Letter Agreement will be effective unless in writing signed by the party to be charged. No waiver of any provision of the September 2003 Agreement or this Letter Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. All of the terms and provisions of the September 2003 Agreement and this Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. Executive further agrees and recognizes that his duties and responsibilities are of a personal nature and, therefore, cannot in any respect be assigned or delegated.

         If the terms as set forth above are acceptable to you, please sign in the space provided below and return the original to Phil Johnson, Vice President, Human Resources at the above-referenced address. Please retain a copy for your records. If you have any questions regarding the terms and conditions set forth herein, please do not hesitate to contact Mr. Johnson.

Sincerely,


ASBURY AUTOMOTIVE TAMPA, L.P.

By Asbury Automotive Tampa GP L.L.C., its general partner

/s/  J. Gordon Smith
----------------------------
By:     J. Gordon Smith
Title:  Vice President

Dated: March 22, 2005



Agreed and accepted, this 18th day of March 2005,

/s/  Jeffrey Wooley
--------------------------
Jeffrey Wooley